Exhibit 99.1

VERITAS DGC INC. APPOINTS NEW DIRECTOR

Houston, Texas – June 27, 2005 – Veritas DGC Inc. (NYSE & TSX: VTS) today announced that Yoram Shoham has been appointed to the Company’s Board of Directors.

Mr. Shoham, 61, is currently an oil and gas industry consultant.  From 1983 until 2004, Mr. Shoham was employed by Shell Oil Company and Royal Dutch Shell and their affiliated companies in a variety of progressively more responsible positions, the most recent of which was vice president – external technology relations and consultant to Shell International Exploration & Production, Inc.

Mr. Shoham was appointed to fill a newly created board position.  His appointment brings the number of the Company’s directors to nine.

Thierry Pilenko, Chairman and Chief Executive Officer commented: “I am very pleased with Yoram’s appointment as a director.  He has vast knowledge of our industry from both the technical and business perspective and will bring additional geophysical expertise to our Board.  Yoram’s appointment is further evidence of Veritas’s continuing commitment to quality, technical excellence and innovation.”

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical, geological and reservoir technologies to the petroleum industry worldwide.

For additional information regarding Veritas DGC Inc., please visit www.veritasdgc.com or contact:

Mindy Ingle, Investor Relations, (832) 351-8821